Exhibit 99.1
News from The Chubb Corporation
The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Announces Preliminary Estimates of Third Quarter Financial Results
     WARREN, New Jersey, October 16, 2008 — The Chubb Corporation [NYSE: CB] announced today that it estimates net income per share for the third quarter of 2008 to be in the range of $0.70 to $0.74.
     Operating income per share is estimated to be in the range of $0.90 to $0.94 for the third quarter of 2008. Operating income is defined by the company as net income excluding after-tax realized investment gains and losses.
     Chubb estimates catastrophe losses for the third quarter of 2008, principally related to Hurricane Ike, to be approximately $400 million before tax ($0.72 per share after-tax), including Chubb’s estimated share of the assessment from the Texas Windstorm Insurance Association.
     Chubb estimates that its net realized investment losses, including impairments, will be approximately $115 million before tax ($0.20 per share after-tax) for the third quarter of 2008. Chubb estimates net unrealized investment losses for the third quarter of 2008 will be approximately $540 million before tax. The unrealized investment losses are due to the widening of credit spreads and the decline in the equity markets.
     At September 30, 2008, under its securities lending program, outstanding loans of securities owned by Chubb totaled approximately $150 million, with the related collateral invested in a short term money market fund. Chubb is no longer loaning securities under this program and expects that the remaining securities currently on loan will be returned by early December.
     Chubb plans to report third quarter 2008 results as scheduled after the market close on October 23, 2008.
*****
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     All financial results in this release are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

NOTE REGARDING NON-GAAP FINANCIAL MEASURE
     Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding Chubb’s estimates of net income per share, operating income per share, catastrophe losses and realized and unrealized losses on its investment portfolio as well as statements relating to its securities lending program. These estimates are based on management’s preliminary review of Chubb’s 2008 third quarter financial results and, therefore, are subject to change as these results are finalized. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb.